Exhibit 10.4

FIRST AMENDMENT

TO

EXECUTIVE EMPLOYMENT AGREEMENT

Pursuant to Section 14 of the Executive Employment Agreement effective as of August 31, 2001 (the “Agreement”) entitled “Waiver; Modification,” the parties to the Agreement hereby modify the Agreement as provided below.

Section 6(b)(ii) shall be amended by deleting the second sentence thereto and by replacing it with the following sentence:

Such payment shall be made, in the Company’s sole discretion, either (1) in accordance with normal payroll procedures applicable to senior officers at the time of such termination; (2) in a single lump sum payment; or (3) in a combination of normal payroll procedures followed by a lump sum payment for the balance of the payment; provided, that, in all cases, all payments shall be completed within the taxable year in which the Officer terminates employment, or such later time as permitted under Section 409A of the Internal Revenue Code or its successor and the guidance provided by the Internal Revenue Service or Department of Treasury, such that the amount paid shall not be considered “deferred compensation” within the meaning of Section 409A.

Section 6(b)(iii) and 6(c)(iii) shall be amended by deleting the provisions in their entirety and by replacing them with the following sentence:

Continued participation in the Company’s fringe benefits; provided, however, that such continuation of benefits after termination shall not apply to those fringe benefits which require a minimum number of hours of employment for participation, such as 401k, life insurance and other employee insurance. The Company shall reimburse Officer for COBRA payments for continued medical benefits and insurance for the severance period to the extent incurred.

The Officer, to the extent determined to be nondiscriminatory under the Company’s qualified employee benefit plans, shall become fully vested in his benefits under such plans. Additionally, the Officer shall become fully vested with respect to any of the Company’s non-qualified benefit plans in which he is a participant.

All other provisions of the Agreement shall remain in full force and unamended.

Dated this 1st day February of 2005.

FIRST STATE BANCORPORATION

BY:

TITLE:

EXECUTIVE